EXHIBIT 11

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated May 1, 2023, with respect to the consolidated balance sheets of Phoenix Capital Group Holdings, LLC and Subsidiaries (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended which appears in the accompanying Form 1-K of Phoenix Capital Group Holdings, LLC.

Fort Lauderdale, Florida May 1, 2023